SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Integrated Silicon Solution, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 3, 2012

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of Integrated Silicon Solution, Inc., a Delaware corporation, will be held on February 3, 2012 at 3:30 p.m., local time, at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California, for the following purposes:

1.	To elect nine (9) directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2012 fiscal year.
3.	To consider and approve an advisory (non-binding) proposal concerning our executive compensation program.

4.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The foregoing matters are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on December 9, 2011 are entitled to vote at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. However, if your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. Stockholders may have a choice of voting their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

FOR THE BOARD OF DIRECTORS

Scott D. Howarth

President and Chief Executive Officer

San Jose, California

January 6, 2012

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 3, 2012.

The ISSI Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K for the fiscal year ended September 30, 2011 are available at https://materials.proxyvote.com/45812P.

INTEGRATED SILICON SOLUTION, INC.

1940 ZANKER ROAD, SAN JOSE, CALIFORNIA 95112

(408) 969-6600

PROXY STATEMENT FOR 2012

ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy (“Proxy”) is solicited on behalf of the board of directors (the “Board of Directors”) of Integrated Silicon Solution, Inc. for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on February 3, 2012 at 3:30 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California.

These proxy solicitation materials were mailed on or about January 6, 2012 to all stockholders of record at the close of business on December 9, 2011 (the “Record Date”). At the Record Date, 26,768,858 shares of our common stock, $.0001 par value per share, were issued and outstanding and no shares of the our preferred stock, $.0001 par value per share, were issued and outstanding.

References in this Proxy to “we,” “us,” “our,” the “Company” and “ISSI” mean Integrated Silicon Solution, Inc. and all entities owned or controlled by Integrated Silicon Solution, Inc.

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is important. Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Under Delaware law, stockholders may submit proxies electronically. Stockholders who hold their shares in a brokerage account may have the choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to the proxy card provided by your broker for details regarding the availability of electronic voting. Please also be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Revocability of Proxies

Any Proxy given pursuant to this solicitation may be revoked by the person giving such Proxy at any time before its use by delivering to the Secretary of ISSI, at the address noted above, written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Voting and Solicitation

Proxies properly executed, duly returned to ISSI and not revoked, will be voted in accordance with the instructions contained in such proxy. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE ISSI BOARD OF DIRECTORS RECOMMENDS WITH RESPECT TO PROPOSALS 1, 2 AND 3. Thus, where no instructions are given, such proxies will be voted “FOR” the election of each of the nominees for director, “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm and “FOR” the approval of our executive compensation program. If any matter not described in this proxy statement is properly presented for action at the meeting, the persons named in the enclosed proxy will have discretionary authority to vote according to their best judgment.

Each stockholder is entitled to one (1) vote for each share of common stock held by such stockholder on all matters presented at the Annual Meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding as of the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter. Abstentions will have the same effect as a vote against a proposal except with respect to the election of directors.

Brokers who hold shares of ISSI common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” including the election of directors and the proposal regarding executive compensation, without specific instructions from the beneficial owner. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If your broker or other nominee holds your shares of ISSI common stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted.

The cost of soliciting proxies will be borne by ISSI. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Certain of our directors, officers and employees, without additional compensation, may also solicit proxies personally or by telephone or telegram.

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Accordingly, a single Proxy Statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. We will promptly deliver upon written request or oral request a separate copy of this proxy statement to any stockholder of a shared address to which a single copy of this document was delivered. If any stockholders of a shared address wish to receive a separate proxy statement, they may call our Corporate Secretary at (408) 969-6600 or write to Integrated Silicon Solution, Inc., 1940 Zanker Road, San Jose, California 95112, Attention: Corporate Secretary. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple proxy statements by calling or writing our Corporate Secretary. We maintain a web site on the Internet at: www.issi.com. However, the web site, and the information contained therein, is not a part of this Proxy Statement.

Votes Required

Proposal One

A plurality of the affirmative votes duly cast is required for the election of directors (i.e., the nine (9) nominees receiving the greatest number of votes will be elected). An abstention will have the same effect as a vote withheld.

Proposal Two

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012 requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. An abstention will have the same effect as a vote against the proposal.

Proposal Three

Approval of our executive compensation program requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. An abstention will have the same effect as a vote against the proposal.

Record Date

Stockholders of record at the close of business on December 9, 2011 are entitled to notice of the Annual Meeting and to vote upon matters presented at the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

Stockholders of ISSI may submit proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to the Secretary of ISSI in a timely manner. In order to be included in our proxy materials for the annual meeting of stockholders to be held in the year 2013, stockholder proposals must be received by the Corporate Secretary of ISSI no later than September 7, 2012, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, our bylaws establish an advance notice procedure with regard to business brought before an annual meeting, including stockholder proposals not included in our proxy statement. For nominations or other business to be properly brought before the 2013 annual meeting by a stockholder, such stockholder must provide written notice delivered to the Corporate Secretary of ISSI one hundred twenty (120) days prior to the anniversary of the mailing of this Proxy Statement (i.e. September 7, 2012), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, for notice by the stockholder to be timely it must be received a reasonable time before we begin to print and mail our proxy materials.

The attached Proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If such a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority should the stockholder proposal come before the 2013 annual meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Corporate Secretary of ISSI. All notices of proposals and nominations by stockholders should be sent to Integrated Silicon Solution, Inc., 1940 Zanker Road, San Jose, California 95112, Attention: Corporate Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

We currently have authorized nine (9) directors. A board of nine (9) directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the Proxies received by them for our nine (9) nominees named below, all of whom are current directors of ISSI. If any nominee of ISSI is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting or until such director’s successor has been duly elected and qualified.

Vote Required; Recommendation of Board of Directors

The nine (9) candidates receiving the highest number of “FOR” votes shall be elected to our Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW:

Name of Nominee	Age	Director Since	Principal Occupation
Jimmy S. M. Lee	56	1988	Executive Chairman of the Board of Directors of ISSI
Scott D. Howarth	51	2008	President and Chief Executive Officer of ISSI
Kong Yeu Han	56	2005	Vice Chairman of ISSI
Paul Chien	60	2008	Chairman of KISmart Corporation
Jonathan Khazam	50	2008	Vice President and General Manager of the Visual & Parallel Computing Group at Intel Corporation
Keith McDonald	64	2006	Independent Consultant
Stephen Pletcher	71	2008	Retired Semiconductor Industry Executive
Bruce A. Wooley	68	2002	Hancock Professor of Engineering, Department of Electrical Engineering, Stanford University
John Zimmerman	64	2008	Associate Professor, Zayed University and Former Semiconductor Industry Executive

Except as set forth below, each Director has been engaged in his principal occupation described above during the past five (5) years. There are no family relationships among any directors or executive officers of ISSI.

Jimmy S.M. Lee has served as our Executive Chairman since April 2008. He served as our Chairman, Chief Executive Officer and a director from October 1988, when he co-founded ISSI, until March 2008. He served as President from November 2005 until December 2007. From 1985 to 1988, Mr. Lee was engineering manager at International CMOS Technology, a semiconductor company, and from 1983 to 1985, he was a design manager at Signetics Corporation, a semiconductor company. He has served as a director of Chrontel, a video optics company, since July 1995 and as a director of Alpha & Omega Semiconductor, Inc., a developer of advanced power semiconductor solutions, from March 2006 through January 2010. Mr. Lee holds an M.S. degree in electrical engineering from Texas Tech University and a B.S. degree in electrical engineering from National Taiwan University.

The Board concluded that Mr. Lee should be nominated and serve as a director since he is a founder and long time senior executive of ISSI. Over a period of 20 years, Mr. Lee has held key positions at ISSI including Chief Executive Officer and Executive Chairman. Mr. Lee also has long standing relationships with many of ISSI’s key business partners including its wafer foundries.

Scott D. Howarth has served as our Chief Executive Officer since April 2008, as a director since October 2008, and as our President since December 2007. He also served as our Chief Financial Officer from February 2006 until May 2008. From September 2001 to February 2006, Mr. Howarth was the Vice President of Finance and Administration and Chief Financial Officer of Chrontel, Inc., a video optics company. Prior to joining Chrontel, Mr. Howarth was with Securecom Networks, a start-up that was acquired. From 1984 to 2000, he was employed with Intel Corporation in both finance and operation positions, and held several group controller positions in the company. Mr. Howarth holds an MBA degree in Finance and a B.S. degree in Mining Engineering from the University of Idaho.

The Board concluded that Mr. Howarth should be nominated and serve as a director since he is the Chief Executive Officer of ISSI. Mr. Howarth also has many years of experience in the semiconductor industry.

Kong Yeu Han has served as our Vice Chairman since May 2005 and as a director since August 2005. He served as Chief Executive Officer of Integrated Circuit Solution Inc. (“ICSI”) from January 1999 to May 2005. Mr. Han was a co-founder of ISSI and served as ISSI’s Executive Vice President from April 1995 to December 1998, as Vice President from December 1988 to March 1995, and as General Manager, ISSI-Taiwan from September 1990 to December 1998. Mr. Han holds an M.S. degree in electrical engineering from the University of California, Santa Barbara and a B.S. degree in electrical engineering from National Taiwan University.

The Board concluded the Mr. Han should be nominated and serve as a director since he is a founder and long time executive officer of ISSI. Over a period of 20 years, Mr. Han has served in a number of executive positions at ISSI and ICSI and has important relationships with many of ISSI’s key business partners and customers.

Paul Chien has served as one of our directors since January 2008. Since December 2006, Mr. Chien has been Chairman of KISmart Corporation, an industrial technology company. From October 2006 to September 2009, Mr. Chien was Chairman of Global Testing Corporation (Taiwan), a semiconductor testing company. From 1995 to 2006, Mr. Chien was Vice President and then Chairman and President of Vanguard International Semiconductor Corporation, a semiconductor foundry. Mr. Chien also held various engineering and managerial positions at Intel Corporation, a semiconductor company, from 1982 to 1988, and at Taiwan Semiconductor Manufacturing Corporation (“TSMC”), a semiconductor foundry, from 1988 to 1995. Mr. Chien received a M.S. degree from Massachusetts Institute of Technology. He serves on the Board of Directors of Yageo Corporation (TAIEX).

The Board concluded that Mr. Chien should be nominated and serve as a director due to his many years of significant executive experience in the semiconductor industry including at Vanguard Semiconductor, Intel Corporation and TSMC.

Jonathan Khazam has served as one of our directors since March 2008. He joined Intel Corporation in 1991 and is currently Vice President and General Manager of the Visual & Parallel Computing Group. From 2005 to 2010, he served as general manager of the Manageability and Middleware Division. From 1999 to 2005, he served as general manager of Intel’s software development tools and was promoted to Vice President in 2004. From 1996 to 1998, Mr. Khazam was Marketing Director for Graphics in Intel’s Microprocessor Products Group, from 1994 to 1996, he was the Strategic and Technical Marketing Manager for the Pentium Processor Division, and from 1991 to 1994, he was a Product Manager in Intel’s Mobile Computing Group. Prior to joining Intel, he held marketing and product development positions at EIP Microwave, a test instrumentation company, and Hewlett-Packard. Mr. Khazam has an MBA from the University of California at Berkeley Haas School of Business and a B.S. degree in electrical engineering from Cornell University.

The Board concluded that Mr. Khazam should be nominated and serve as a director due to his significant marketing and management experience in the semiconductor industry including at Intel Corporation.

Keith McDonald has served as one of our directors since December 2006. Mr. McDonald is currently an independent consultant. Mr. McDonald was a Senior Vice President of Sales & Marketing at Alien Technologies from 2004 through 2006. Prior to Alien, Mr. McDonald was a Corporate Vice President of global accounts and relationship management at Solectron, a leading provider of electronics manufacturing and supply chain services. Before Solectron, Mr. McDonald spent ten years at Samsung Semiconductor as a Senior Vice President of Sales and Marketing and a member of the Board of Directors.

The Board concluded that Mr. McDonald should be nominated and serve as a director due to his significant expertise in the semiconductor industry including at Samsung Semiconductor and his manufacturing experience at Solectron.

Stephen Pletcher has served as one of our directors since March 2008. He is a retired executive with over 30 years of experience in the technology industry. In particular, from April 1996 to September 2006, he served as Managing Director, North American Operations for Vanguard International Semiconductor, a semiconductor foundry, and from June 1993 to April 1996, he worked for IBM Microelectronics in various capacities including Director, Eastern Area Sales and as a consultant. Prior to joining IBM, for over 25 years, he held a variety of management positions in the semiconductor industry including Vice President, Sales of Signetics Company, a division of Phillips Corporation, Vice President and Managing Director of North American Operations for TSMC, General Manager, Sales Department for General Electric Semiconductor, Vice President of RCA Solid State, and Vice President, Sales of Harris Semiconductor. He holds a B.S. degree in business administration from California State College.

The Board concluded that Mr. Pletcher should be nominated and serve as a director due to his many years of significant executive experience at a number of leading semiconductor companies including Vanguard Semiconductor, IBM Microelectronics, Signetics Company and General Electric Semiconductor.

Bruce A. Wooley has served as one of our directors since September 2002. Dr. Wooley is the Hancock Professor of Engineering, Emeritus, in the Department of Electrical Engineering at Stanford University. From 1999 to 2008, Dr. Wooley served as Chairman of the Department of Electrical Engineering at Stanford University. From 1993 to 1999, Dr. Wooley was Director of the Integrated Circuits Laboratory at Stanford University. He has been a Professor of Electrical Engineering at Stanford University since 1984 and was a member of the research staff at Bell Laboratories, a telecommunications company, from 1970 to 1984. Dr. Wooley has also served as a director of Chrontel, a video optics company, since 1989. Dr. Wooley holds Ph.D., M.S., and B.S. degrees in electrical engineering from the University of California, Berkeley.

The Board concluded that Dr. Wooley should be nominated and serve as a director due to his strong leadership skills and technical background as a professor at Stanford University in the electrical engineering department.

John Zimmerman has served as one of our directors since January 2008. Since August 2009, Dr. Zimmerman has been an associate professor at Zayed University in the United Arab Emirates and in December 2010 was appointed Director of Graduate Programs, College of Business. From July 2005 to July 2009, Dr. Zimmerman taught M.B.A. courses in entrepreneurship, finance and accounting at the University of Southern Nevada and, from September 2003 to July 2005, he taught as an adjunct professor at Pepperdine University’s Graziadio School of Business and Management. In addition, since 2003 and from 1996 to 1999, he has been a principal of his own consulting business, CFO Solutions, serving high technology public and private companies. From 1999 to 2003, he was Chief Financial Officer and Vice President of Administration for iSuppli Corporation, a provider of supply chain and market intelligence services. From 1992 to 1996, he was Chief Financial Officer for Level One Communications, a semiconductor company. He worked at Intel Corporation from 1984 to 1992, where he held a number of senior financial positions such as director of finance and administration for Asia and controller for the semiconductor products group. He holds a B.B.A. degree in business administration from Ohio University, an M.B.A. degree from Xavier University (Cincinnati, Ohio), and a doctorate in Organizational Leadership from Pepperdine University (Malibu, California), with a specialization in Entrepreneurship.

The Board concluded that Dr. Zimmerman should be nominated and service as a director due to his significant leadership skills and experience both as a college professor and as a financial executive in the semiconductor industry with Level One Communications and Intel Corporation.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,

DIRECTORS AND EXECUTIVE OFFICERS

Beneficial Owners

At the Record Date, 26,768,858 shares of our common stock, $.0001 par value per share, were issued and outstanding and no shares of our preferred stock, $.0001 par value per share, were issued and outstanding. As of the Record Date, the following persons were known by us to be the beneficial owners of more than 5% of our common stock:

	Beneficial Ownership
Name and Address of 5% Beneficial Owner	Number of Shares	Percent of Total
Royce and Associates, LLC (1)	3,469,584	13.0%
745 Fifth Avenue New York, NY 10151
Donald Smith & Co., Inc. (2)	2,187,746	8.2%
152 West 57th Street New York, NY 10019
Dimensional Fund Advisors (3)	1,442,530	5.4%
6300 Bee Cave Road Building One Austin, TX 78746
BlackRock Fund Advisors (4)	1,394,632	5.2%
400 Howard Street San Francisco, CA 94105

(1)	Based on a Schedule 13F filed with the SEC on November 10, 2011.
(2)	Based on a Schedule 13F filed with the SEC on November 10, 2011.
(3)	Based on a Schedule 13F filed with the SEC on December 1, 2011.
(4)	Based on Schedule 13Fs filed with the SEC on November 3, 2011. Includes shares reported by BlackRock Fund Advisors and BlackRock Institutional Trust Company, N.A.

Security Ownership of Management

The following table sets forth the beneficial ownership of our common stock as of the Record Date by (i) each director of ISSI and each director nominee, (ii) our Executive Chairman of the Board of Directors, (iii) our President and Chief Executive Officer, (iv) our Vice President and Chief Financial Officer, (v) the two (2) other executive officers of ISSI who were serving as executive officers as of the end of fiscal 2011 and (vi) all current directors and executive officers as a group. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by such person.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. The number and percentage of shares beneficially owned is computed on the basis of 26,768,858 shares of common stock outstanding as of the Record Date. Shares of common stock that a person has the right to acquire within sixty (60) days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. At the Record Date, 26,768,858 shares of our common stock, $.0001 par value per share, were issued and outstanding and no shares of our preferred stock, $.0001 par value per share, were issued and outstanding.

	Beneficial Ownership
Name	Number of Shares	Percent of Total
Jimmy S.M. Lee (1)	420,895	1.6%
Scott Howarth (2)	442,882	1.6%
John M. Cobb (3)	169,534	*
Kong Yeu Han (4)	446,630	1.6%
James Han (5)	363,621	1.3%
Paul Chien (6)	26,000	*
Jonathan Khazam (7)	32,875	*
Keith McDonald (8)	29,500	*
Stephen Pletcher (9)	11,875	*
Bruce A. Wooley (10)	29,500	*
John Zimmerman (11)	26,000	*
All directors and executive officers as a group (11 persons) (12)	1,999,312	7.0%

*	Less than 1%

(1)	Includes 304,496 shares issuable upon exercise of options held by Mr. Lee that are exercisable within sixty (60) days of the Record Date.
(2)	Includes 374,792 shares issuable upon exercise of options held by Mr. Howarth that are exercisable within sixty (60) days of the Record Date.
(3)	Includes 146,458 shares issuable upon exercise of options held by Mr. Cobb that are exercisable within sixty (60) days of the Record Date.
(4)	Includes 321,042 shares issuable upon exercise of options held by Mr. Kong Yeu Han that are exercisable within sixty (60) days of the Record Date.
(5)	Includes 321,042 shares issuable upon exercise of options held by Mr. James Han that are exercisable within sixty (60) days of the Record Date.
(6)	Includes 26,000 shares issuable upon exercise of options held by Mr. Chien that are exercisable within sixty (60) days of the Record Date.
(7)	Includes 22,875 shares issuable upon exercise of options held by Mr. Khazam that are exercisable within sixty (60) days of the Record Date.
(8)	Includes 29,500 shares issuable upon exercise of options held by Mr. McDonald that are exercisable within sixty (60) days of the Record Date.
(9)	Includes 11,875 shares issuable upon exercise of options held by Mr. Pletcher that are exercisable within sixty (60) days of the Record Date.
(10)	Includes 29,500 shares issuable upon the exercise of options held by Mr. Wooley that are exercisable within sixty (60) days of the Record Date.
(11)	Includes 26,000 shares issuable upon the exercise of options held by Mr. Zimmerman that are exercisable within sixty (60) days of the Record Date.
(12)	Includes 1,613,580 shares issuable upon the exercise of options that are exercisable within sixty (60) days of the Record Date. See notes 1 through 11 above.

Board Leadership Structure and Role in Risk Oversight

Since March 2008, Mr. Lee has served as our Executive Chairman of the Board. In such role, Mr. Lee is also a part-time executive officer of ISSI. Prior to March 2008, Mr. Lee had served as our Chief Executive Officer and Mr. Howarth has served as our Chief Executive Officer since such time. The Board of Directors believes that Mr. Lee is best situated to serve as Chairman because he is the director most familiar with ISSI’s business and industry and most capable of identifying strategic priorities and leading the discussion and execution of strategy. As the former Chief Executive Officer and a founder of ISSI, Mr. Lee plays a key role as an interface between the independent directors and ISSI’s senior management team. The Board’s employee directors, Mr. Howarth and Mr. Han, provide insight on ISSI’s business, strategy and day to day operations. The Board’s independent directors provide a range of perspectives and insights in strategic development through their collective experience and expertise in a variety of management, engineering and financial roles in the semiconductor industry. The Board of Directors does not have a formal policy regarding whether the Chairman should be an independent director or a member of management. The Board believes that its current structure promotes strategic development and execution, and facilitates information flow between management and the Board of Directors, which the Board believes are essential to effective governance. ISSI does not have a lead independent director.

The Board of Directors and the Board committees oversee risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of it duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for ISSI’s executive officers. The Board of Directors and the Audit Committee regularly receive reports on various risk related items including risks related to foundry relationships, operation issues, intellectual property, taxes, products and employees. The Board of Directors and the Audit Committee also receive periodic reports on ISSI’s efforts to manage such risks through safety measures, insurance or self-insurance.

Board of Directors Meetings and Committees

The Board of Directors held seven (7) meetings during fiscal 2011. The Board of Directors currently consists of Messrs. Lee, Howarth, Han, Chien, Khazam, McDonald, Pletcher, Wooley, and Zimmerman.

The Board of Directors has determined that each of Messrs. Chien, Khazam, McDonald, Pletcher, Wooley and Zimmerman, are “independent” as determined by applicable Nasdaq listing qualifications. During fiscal 2011, the Board of Directors maintained three (3) standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

Stockholders may communicate with members of the Board of Directors by mail addressed to an individual member of the Board, to the full Board, or to a particular committee of the Board, at the following address: 1940 Zanker Road, San Jose, California 95112.

Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2011 during such time as such person was a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during fiscal 2011 during such time as such person was a director. Except for Paul Chien, all members of the Board of Directors who were then serving on the Board of Directors attended the 2011 Annual Meeting. Our policy is that our board members are expected to attend each Annual Meeting.

The Audit Committee. During fiscal 2011, Dr. Zimmerman served as chairperson of the Audit Committee, along with members Messrs. Chien and Khazam. The Audit Committee held six (6) meetings during fiscal 2011. The Audit Committee currently consists of Messrs. Chien, Khazam and Zimmerman. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; provides oversight and monitoring of our management and the independent registered public accounting firm and their activities with respect to our financial reporting process and internal controls; provides the Board of Directors with the results of its monitoring and recommendations derived there from; and provides to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors. The full text of the Audit Committee Charter is published on our website at www.issi.com.

The Board of Directors believes that each member of the Audit Committee is an “independent director” as that term is defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that Dr. Zimmerman is an audit committee financial expert, as defined by SEC guidelines.

The Compensation Committee. During fiscal 2011, the Compensation Committee consisted of Messrs. McDonald, Pletcher and Wooley, each of whom was deemed to be an “independent director” as that term is defined by applicable Nasdaq listing standards. The Compensation Committee held nine (9) meetings during fiscal 2011. The Compensation Committee currently consists of Messrs. McDonald, Pletcher and Wooley with Mr. McDonald serving as chairperson. The Compensation Committee makes recommendations to the Board of Directors regarding our executive compensation policies and makes executive equity grants. The full text of the Compensation Committee charter can be found on our website at www.issi.com. For more information on our Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 16.

The Nominating Committee. During fiscal 2011, the Nominating Committee consisted of Messrs. Chien and Wooley. The Nominating Committee held two (2) meetings during fiscal 2011. The Nominating Committee currently consists of Messrs. Chien, Pletcher and Wooley, each of whom is deemed to be an “independent director” as that term is defined by the Nasdaq listing standards. The full text of the Nominating Committee Charter is published on our website at www.issi.com. The Nominating Committee recommends nominees for election as directors to the Board of Directors. All members of the Nominating Committee are non-employee directors.

When considering a potential director candidate, the Nominating Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The Nominating Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by directors or by employees. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. We do not pay any third party to identify or assist in identifying or evaluating potential nominees.

The Nominating Committee will consider suggestions from stockholders regarding possible director candidates for election at the annual meeting to be held in 2013. Such suggestions, together with appropriate biographical information, should be submitted to our Corporate Secretary. See “Deadline for Receipt of Stockholder Proposals” for details regarding the procedures and timing for the submission of such suggestions. Each director nominated in this Proxy was recommended for election by the Nominating Committee and by the Board of Directors. The Board of Directors did not receive any notice of a Board of Directors nominee recommendation in connection with this Proxy Statement from any security holder.

Compensation of Directors

Each non-employee director receives an annual retainer of $35,000, with no separate fee for attending each Board of Directors meeting. Additionally, each Audit Committee member receives a $12,000 annual retainer, the chair of the Audit Committee receives a $20,000 annual retainer, each Compensation Committee member receives an $8,000 annual retainer, the chair of the Compensation Committee receives a $12,000 retainer and each member and the chair of the Nominating Committee receives a $3,000 annual retainer. Non-employee directors are reimbursed for all reasonable expenses incurred by them in attending Board of Directors and Committee meetings.

In addition, each non-employee director is eligible to participate in our 2007 Incentive Compensation Plan, as amended (the “2007 Plan”). Under the 2007 Plan, each individual who first becomes a non-employee director will receive a nonstatutory option to purchase 15,000 shares of common stock (the “Initial Grant”) at the time of his or her election to the board. In addition, each individual who has been a non-employee director for at least six (6) months and who continues to serve as a non-employee director at each annual meeting of stockholders automatically receives a nonstatutory option to purchase 5,000 shares of common stock upon such director’s annual reelection to the Board of Directors by the stockholders (each an “Annual Grant”). Options granted under the 2007 Plan have a term of seven (7) years unless terminated sooner upon the termination of the optionee’s status as a director or otherwise pursuant to the 2007 Plan. The exercise price of each option granted under the 2007 Plan is equal to the fair market value of the common stock on the date of grant. Shares subject to each Initial Grant shall vest as to 1/4th of the shares subject to the option on each anniversary of the date of grant, subject to the non-employee director’s continued Board service through each such date. Shares subject to each Annual Grant will vest as to one-twelfth of the shares subject to the option each month following its date of grant, subject to the non-employee director’s continued Board service through each such date.

The employee directors, Mr. Lee, Mr. Howarth and Mr. Han, receive no separate compensation to serve as directors of ISSI. On February 4, 2011, in connection with their re-election to the Board, Messrs. McDonald, Chien, Pletcher, Khazam, Zimmerman and Wooley were each granted an option under the 2007 Plan to purchase 5,000 shares of common stock at an exercise price of $10.64 per share. The options expire seven (7) years from the date of grant unless terminated sooner upon termination of the optionee’s status as a director.

The following table details the total compensation paid to directors for fiscal 2011.

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid In Cash ($)	Option Awards ($)(1)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Jimmy S.M. Lee (2)	—	—	—	—	—
Scott D. Howarth (2)	—	—	—	—	—
Kong-Yeu Han (2)	—	—	—	—	—
Paul Chien (3)	50,000	24,995	—	—	74,995
Jonathan Khazam (4)	50,000	24,995	—	—	74,995
Keith McDonald (5)	47,000	24,995	—	—	71,995
Stephen Pletcher (6)	43,000	24,995	—	—	67,995
Bruce Wooley (7)	46,000	24,995	—	—	70,995
John Zimmerman (8)	55,000	24,995	—	—	79,995

(1)

The amounts shown represent the aggregate grant date fair value of awards made in fiscal 2011 computed in accordance with ASC 718 Compensation – Stock Compensation. In fiscal 2011, each non-employee director was granted an option to purchase 5,000 shares of common stock at an exercise price of $10.64 per share pursuant to our 2007 Plan. Each option vests in 12 equal and successive monthly installments following the grant date. For information on the valuation assumptions made with respect to the foregoing grants, please refer to the assumptions stated in Note 10 “Stock-Based Compensation” to Consolidated Financial Statements in ISSI’s audited financial statements for the fiscal year ended September 30, 2011, included in ISSI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2011. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Mr. Lee, Mr. Howarth and Mr. Han, the employee directors, receive no separate compensation to serve as directors of the Company.
(3)	As of the Record Date, Mr. Chien had 26,000 options outstanding, 22,042 of which were exercisable.
(4)	As of the Record Date, Mr. Khazam had 26,000 options outstanding, 22,042 of which were exercisable.
(5)	As of the Record Date, Mr. McDonald had 29,500 options outstanding, 28,667 of which were exercisable.
(6)	As of the Record Date, Mr. Pletcher had 15,000 options outstanding, 11,042 of which were exercisable.
(7)	As of the Record Date, Dr. Wooley had 29,500 options outstanding, 28,667 which were exercisable.
(8)	As of the Record Date, Dr. Zimmerman had 26,000 options outstanding, 22,042 of which were exercisable.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Messrs. McDonald, Pletcher and Wooley, none of whom has been or is an officer or an employee of ISSI. No member of the Compensation Committee or executive officer of ISSI has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Report of the Audit Committee of the Board of Directors †

The Audit Committee of the Board of Directors has furnished the following report:

The Board of Directors has adopted a written charter for the Audit Committee (the “Audit Committee Charter”), the full text of which is available on our website at www.issi.com. The Board of Directors has determined that each member of the Audit Committee is “independent,” as defined in the listing standards of Nasdaq. This means that the ISSI Board of Directors has determined that no member of the Audit Committee has a relationship with ISSI that may interfere with such member’s independence from ISSI and its management, and that all members have the required knowledge and experience to perform their duties as committee members.

Our management is responsible for preparing financial statements and our independent registered public accounting firm is responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to ISSI’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2011 with our management.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of receiving non-audit services from the independent registered public accounting firm with maintaining the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee has also discussed with Grant Thornton LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (Professional Standards). The Audit Committee has considered whether and determined that the provision of the non-audit services rendered to ISSI by Grant Thornton LLP during fiscal 2011 was compatible with maintaining the independence of Grant Thornton LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

Audit Committee of the Board of Directors

Paul Chien

Jonathan Khazam

John Zimmerman

†

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ISSI under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of ISSI’s Board of Directors has appointed Grant Thornton LLP (“Grant Thornton”) as ISSI’s independent registered public accounting firm to audit ISSI’s financial statements for the fiscal year ended September 30, 2012. Grant Thornton began auditing ISSI’s financial statements in June 2007. Each of the reports of Grant Thornton on the financial statements of ISSI for the fiscal years ended September 30, 2011 and September 30, 2010 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. A representative of Grant Thornton is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Fees Paid to Accountants

The following table shows the fees that we paid or accrued for the audit and other services provided by Grant Thornton for fiscal 2010 and fiscal 2011.

Fee Category	Fiscal 2011	Fiscal 2010
Audit Fees	$937,037	$788,878
Audit-Related Fees	—	—
Tax Fees	183,173	15,458
All Other Fees	—	—

Total	$1,120,210	$804,336

Audit Fees. This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-Q quarterly reports, the audit of management’s assessment of the effectiveness, as well as the audit of the effectiveness of our internal control over financial reporting included in our Form 10-K as required by Section 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the related fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees. This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees”. There were no services provided under this category for fiscal years 2010 and 2011.

Tax Fees. This category consists of professional services rendered by the independent registered public accounting firm, primarily in connection with our tax planning and tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees. This category consists of fees for other corporate services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting.

During fiscal 2011, the Audit Committee approved in advance all audit and non-audit services to be provided by Grant Thornton LLP. The Audit Committee has determined that the non-audit services rendered by Grant Thornton during fiscal 2010 and fiscal 2011 were compatible with maintaining the independence of the independent registered public accounting firm.

Vote Required; Recommendation of Board of Directors

Stockholder ratification of the appointment of Grant Thornton LLP is not required by our Bylaws or applicable law. However, the Board of Directors chose to submit such appointment to the stockholders for ratification. The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to approve the ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

UPON THE RECOMMENDATION OF OUR AUDIT COMMITTEE, THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL TWO IS IN ISSI’S BEST INTERESTS AND IN THE BEST INTERESTS OF ISSI’S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS VOTING “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS ISSI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The current members of the Compensation Committee of the Board of Directors (the “Compensation Committee”) are Messrs. McDonald, Pletcher and Wooley. Mr. McDonald serves as chair of the Compensation Committee. The Compensation Committee oversees and administers ISSI’s executive compensation program. The Compensation Committee is comprised entirely of independent directors determined in accordance with various Nasdaq, SEC and Internal Revenue Service rules. The Compensation Committee’s goal is to ensure that the total compensation paid to ISSI’s executive officers is fair, reasonable and competitive. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Compensation Committee charter can be found on ISSI’s website at www.issi.com.

Compensation Philosophy and Objectives

Our philosophy towards executive compensation reflects the following principles:

•	Total compensation opportunities should be competitive. We believe that our overall compensation program should be competitive so that we can attract, retain and motivate talented executives.

•

Total compensation should be related to our performance. We believe that a significant portion of our executives’ total compensation should be linked to achieving specified financial objectives that we believe will create stockholder value.

•

Total compensation should be related to individual performance. We believe that executives’ total compensation should reward individual performance achievements and encourage individual contributions to achieve better performance.

•

Equity awards help executives think like stockholders. We believe that our executives’ total compensation should have a significant equity component because stock based equity awards help reinforce the executive’s long-term interest in our overall performance and thereby align the interests of the executive with the interests of our stockholders.

•

Our compensation program should reflect our corporate culture. We believe that our overall compensation program should reflect our corporate culture which includes carefully managing operating expenses, including salaries, and rewarding executives and other employees in the event that ISSI is successful. To promote this culture, our executives receive relatively low base salaries and are eligible to receive significant bonuses in the event ISSI achieves its operating targets. Executives may also earn significant gains from equity awards in the event of increases in ISSI’s stock price. Our corporate culture also emphasizes teamwork, especially among our executive officers. To encourage teamwork, we structure executive compensation (particularly base salary and bonus amounts) at the same levels for similarly situated members of our executive team.

Determining Executive Compensation

In establishing our overall executive compensation program, the Compensation Committee consults with ISSI’s senior management including our Executive Chairman and our Chief Executive Officer. However, our executives do not participate in any Board or Compensation Committee deliberations relating to their own compensation.

In June 2011, the Compensation Committee engaged Compensia, Inc. as a compensation consultant to review ISSI’s overall executive compensation structure and perform an analysis of the elements of ISSI’s executive compensation program for fiscal 2012. Compensia had provided similar services to the Compensation Committee for fiscal 2009, fiscal 2010 and fiscal 2011. Other than this engagement, Compensia did not provide any other services to ISSI during fiscal 2009, fiscal 2010 and fiscal 2011. As part of its analysis, Compensia reviewed compensation trends and developments, compensation levels for a number of companies that were comparable to ISSI in terms of market capitalization and industry focus (i.e., peer group companies), current ISSI executive compensation levels, and the performance of ISSI compared to the peer group and to the market. Compensia also analyzed the relative amounts of base compensation and variable compensation and short term and long term incentives provided to ISSI officers and other companies in the peer group. The Compensation Committee considered and reviewed this data in establishing executive compensation levels for fiscal 2012. The Compensation Committee compared the compensation of ISSI’s executives with that of the executive officers in the market data as a whole rather than any individual company within such survey. In comparing the compensation of the ISSI executives to the peer group, Compensia and the Compensation Committee noted that the specific roles of certain ISSI executives (such as Mr. Lee and Mr. K.Y. Han) did not correspond well to the typical roles of executives in the peer group who had similar titles.

In considering the Compensia data, the Compensation Committee noted that ISSI’s executive base salaries were at or below the market median in some cases but below the 25th percentile in other cases and that ISSI’s overall executive compensation levels were generally at or above the market median while ISSI’s one year revenue growth, net/operating margin and stock price performance approximated the 75th percentile. However, as discussed in more detail below, the Compensation Committee generally determined to make only minor changes to the base salaries and other compensation of ISSI’s executives for fiscal 2012 compared to fiscal 2011. The Compensation Committee does not target a specific percentile in the range of comparative information for each individual executive or for each component of compensation. Instead, the Compensation Committee structured a total compensation package in view of the comparative information and such other factors specific to the executive, including level of responsibility, prior experience, expectations of future performance and ISSI’s corporate culture. Other than the data supplied by Compensia described above, the Compensation Committee does not use peer group executive compensation information. Set forth on Exhibit A is a list of the companies that were included in the peer group data from Compensia.

At our last annual meeting of stockholders held in February 2011, our stockholders approved an advisory (non-binding) proposal concerning our executive compensation program with over 92% of the votes cast in favor of the proposal. The Compensation Committee considered the results of this vote in establishing the compensation program for fiscal 2012.

Each executive receives a mix of compensation comprised of base salary, cash bonuses and equity awards. The amount of compensation allocated to each element of compensation is determined on a case-by-case basis. ISSI does not have specific policies for allocating between long-term and currently paid out compensation nor policies for allocating between cash and non-cash compensation, and among different forms of non-cash compensation. In recent years, in line with ISSI’s corporate culture, the Compensation Committee has emphasized variable compensation under the bonus plan and equity awards rather than base salary to compensate executives.

With respect to ISSI’s cash bonus program, each year the Compensation Committee sets cash bonus levels based on each executive’s function and performance and ISSI’s overall goals for the coming fiscal year. The amount of cash bonus ultimately paid depends on the extent to which performance goals are achieved, subject to adjustment at the discretion of the Compensation Committee.

As described in greater detail below in the “Analysis of Elements of Executive Compensation,” the Compensation Committees considers both ISSI performance and individual performance when determining the level of executive compensation. The executive bonus plan is an “at risk” bonus designed to induce executive officers to accomplish ISSI’s overall business goals and a level of individual performance and reflects a philosophy that total compensation should be related both to ISSI’s performance and individual performance. The Compensation Committee believes that the various elements of executive compensation work together to promote its objective that total compensation should be related both to ISSI’s performance and individual performance.

Elements of Executive Compensation

The components of ISSI’s executive compensation are as follows:

•	Base salary;

•	Executive bonus program; and

•	Equity awards.

All of ISSI’s executive and non-executive employees who meet the relevant eligibility requirements may also participate in the following programs:

•

Employee stock purchase plan. This plan is a tax-qualified plan pursuant to which participants can purchase ISSI stock at a 15% discount to the lower of the market price at the beginning or end of each six month purchase period. Under this plan, a participant can invest a maximum amount equal to 10% of base salary and commissions, provided that such amount cannot exceed $25,000 in any year.

•	A tax-qualified, employee-funded 401(k) plan. ISSI made no matching contributions under the plan in fiscal 2011. The plan does not permit the purchase of shares of ISSI common stock.

•

Health and welfare benefits. ISSI executive officers are eligible to receive the same health benefits that are available to other employees and a contribution to their benefit premium that is the same as provided to other employees. Under this plan, the cost to ISSI is dependent on the level of benefits coverage an employee elects.

ISSI seeks to reward shorter-term performance through base salary and the bonus program. Longer-term performance is incentivized through equity grants.

Analysis of Elements of Executive Compensation

Base Salary

The Compensation Committee’s goal is to provide ISSI executives with sufficient base salaries. In setting salaries for fiscal 2012, the Compensation Committee considered survey data from Compensia to help evaluate the reasonableness and competitiveness of ISSI’s base salaries. The Compensation Committee initially determines the base salary for each executive based on the executive’s salary for the prior fiscal year and ISSI’s overall budget for employee salaries. The Compensation Committee also considers the level of job responsibilities, the prior performance of the executive and ISSI, the executive’s experience and tenure, the base salaries of the other ISSI executive officers, the expected future contributions of the executive, and general compensation trends and practices in the technology industry. In setting base salaries, the Compensation Committee does not utilize any particular formula but instead exercises judgment in view of its overall compensation philosophy and objectives. Individual base salaries are reviewed annually.

In October 2011, the Compensation Committee met to approve the salaries of ISSI executives for fiscal 2012. In this regard, although the Compensation Committee was pleased with the performance of our executives, in light of the desire to control overall operating expenses, the Compensation Committee determined to make limited salary changes from the salaries which were in effect as of September 30, 2011. Specifically, Mr. Howarth’s base salary was increased by $10,000 to $325,000, Mr. Cobb’s base salary was increased by $8,000 to $268,000, Mr. K. Y. Han’s base salary was decreased by $2,000 to $258,000 and Mr. James Han’s base salary was increased by $8,000 to $268,000. Mr. Lee’s base salary remained at $200,000.

Executive Bonus Program

ISSI rewards achievement of shorter term performance objectives through its cash bonus program under which its executives participate. Under the bonus plan, the Compensation Committee determines the performance goals applicable to any award which goals may include, without limitation, total revenue, revenue from specific product lines, cash flow; earnings; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; operating profit; gross or operating margin and individual objectives. As determined by the Compensation Committee, the performance goals may be based on U.S. generally accepted accounting principles (“GAAP”) or Non-GAAP results and any actual results may be adjusted by the Compensation Committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the Compensation Committee determines relevant, and may be on an individual or Company-wide basis. The performance goals may differ from participant to participant and from award to award.

Under the bonus plan, at the beginning of each fiscal year, the Compensation Committee sets one or more performance metrics under the plan and also determines the discretionary amounts which may be awarded under the plan. As described in the Proxy Statement for ISSI’s Annual Meeting in 2011, under the bonus program for fiscal 2011, our executives were eligible to receive specified cash bonuses based on performance goals for fiscal 2011 which were 40% based on operating income, 40% based on key account revenue and 20% based on total revenue (excluding acquisitions). Cash bonuses were also payable based on the individual’s performance as determined at the discretion of the Compensation Committee. Based on ISSI’s financial results for fiscal 2011, the aggregate payout under the variable compensation program based on the performance goals was 57.1% of the target. This percentage was based on a 0% payout on the operating income target, a 100% payout on the key account revenue target and a 86% payout on the total revenue target. As a result, the Compensation Committee approved cash bonuses for Scott Howarth, K.Y. Han, John Cobb and James Han in the amount of $127,904, $100,496, $91,360 and $100,496 respectively. With respect to the discretionary portion of the bonus plan, the Compensation Committee determined that each executive officer would receive 90% of the target amount or $50,400 for Mr. Howarth, $39,600 for each of Messrs. K.Y. Han and James Han and $36,000 for Mr. Cobb. Mr. Lee did not participate in the executive bonus program for fiscal 2011 due to his reduced time status.

In determining the award levels under the discretionary portion of the bonus plan, the Compensation Committee considered, among other things, input from the Board of Directors regarding the performance of the Chief Executive Officer, input from our Executive Chairman and our Chief Executive Officer with respect to the performance of the other executives, input on the proposed payouts received from the Board of Directors and the Chief Executive Officer, the compensation, performance and responsibilities of each executive relative to each other executive, ISSI’s performance, ISSI’s performance relative to the overall industry, ISSI’s need to retain its employees and the overall amount of compensation paid to executives under both the performance based and discretionary based portions of the bonus plan.

In setting the award levels for the executive bonus program for fiscal 2012, the Compensation Committee considered, among other things, the individual performance of the executive officers, the compensation, performance and responsibilities of each executive relative to each other executive, ISSI’s performance, ISSI’s performance relative to the overall industry and other factors such as ISSI’s need to retain its key employees. For fiscal 2012, the Compensation Committee determined that the variable compensation program should be based 30% on ISSI’s operating income, 20% based on total revenue, 20% based on analog product revenue, 15% based on revenue from new products and 15% discretionary. For purposes of the bonus plan, the Compensation Committee established a target for ISSI performance in each of these four areas (other than discretionary). The Compensation Committee established targets which it believes are challenging, require a high level of performance and motivate our executives to drive stockholder value, but which targets are expected to be achievable in the context of expected business conditions at the time the targets were set. ISSI’s performance in each area must be at least 75% of the target before a payout is made in such area (other than discretionary) and the maximum amount payable for performance in each area is 125% of the target (other than discretionary). We are not disclosing the exact targets at this time because such information involves confidential financial information, the disclosure of which would result in competitive harm to us. At the targeted level of performance, the bonus amount allocated to Mr. Howarth was $280,000, the amount allocated to Mr. Cobb was $200,000, the amount allocated to Mr. K.Y. Han was $220,000 and the amount allocated to Mr. James Han was $220,000. Due to his reduced time status, Mr. Lee was not allocated any bonus amounts for fiscal 2012.

Stock Option Awards

Determining the Overall Level of Equity Compensation Awards. We use equity compensation to incentivize a large number of our employees. On June 9, 2011, our board of directors approved the amendment and restatement of the 2007 Plan to, among other things, (i) increase the number of shares available for issuance thereunder by 2,000,000 shares and (ii) limit the number of awards other than options or stock appreciation rights that may be granted thereunder to an aggregate of 263,100. These changes to the 2007 Plan were approved by our stockholders on July 20, 2011. In fiscal 2011, approximately 92% of all regular, full-time employees received equity based compensation. Our use of equity compensation for our employees is driven by our goal of aligning the long-term interests of our employees with our overall performance and the interests of our stockholders. We view equity awards as essential in hiring and retaining professional talent and in directing the efforts of key employees to maximize long-term total return to stockholders. In granting equity awards, we attempt to attract and retain key employees, while being cognizant of the effects such grants will have on charges to our income statement and on the dilutive impact that such equity compensation will have on our stockholders. Depending on both the performance of our common stock and the hiring environment in our industry, we may grant stock options, RSUs or other awards as deemed appropriate to meet our employment and financial performance objectives. Our overall level of equity awards for fiscal 2012 was budgeted to take into consideration the number of awards granted in prior years, relevant industry data, the number of shares needed for existing employees and for new hires, input from the members of senior management, the budgeted and actual number of shares granted in fiscal 2011 and the need to attract and retain employees. After consideration of such factors, the Compensation Committee approved an overall budget for equity compensation grants for fiscal 2012 of approximately 4% of the shares outstanding at September 30, 2011.

Allocation of Stock Option Awards. In fiscal 2011, we granted a total of 1,526,148 options and RSUs to all employees which represented approximately 6% of our shares outstanding at September 30, 2011. Of such amount, options and RSUs for a total of 514,070 shares were granted to our executives, representing 34% of all options and RSUs granted in fiscal 2011. Options granted to executives vest over a period of four years. A set formula for allocating options to executives as a group or to any particular executive is not utilized. Instead, the Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of shares to be granted to all participants during the year. The number of shares granted to each named executive for fiscal 2011 is set forth in the Grants of Plan-Based Awards Table. In determining the type of equity awards granted to each named executive officer for fiscal 2012, the Compensation Committee decided to use a combination of option grants and RSUs. In determining the level of equity grants, the Compensation Committee considered the overall factors described above.

Timing of Equity Awards. The Compensation Committee typically grants equity awards to executives once per year. Such grants are made at a meeting of the Compensation Committee held in the first quarter of the fiscal year. For fiscal 2012, the annual grants were made on October 28, 2011. Grants to new employees are typically made six times per year at Compensation Committee meetings. We do not have any program, plan or practice to time grants in coordination with the release of material non-public information. We do not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation. Our 2007 Plan provides that the exercise price of stock options be the market closing price of our stock on the grant date.

Executive Equity Ownership. We encourage our executives to hold an equity interest in ISSI. However, we do not have specific share retention and ownership guidelines for our executives. We do not permit executives to sell short ISSI stock or to engage in transactions in publicly traded options or derivative securities with respect to ISSI stock.

Non-Qualified Deferred Compensation Plan

We have a non-qualified deferred compensation plan. One of our executive officers, Mr. Lee, receives benefits under this plan and any preferential or above-market earnings are included in the column labeled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 23.

We have a pension plan covering our Taiwan based employees. During fiscal 2011, one of our executive officers, James Han, received retirement benefits under this plan and such amounts are included in the column labeled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 23. Mr. K.Y. Han also participated in this plan prior to fiscal 2011.

Perquisites

While ISSI seeks to offer a level of perquisites sufficient to recruit and retain key executive talent, ISSI believes that setting appropriate levels of base and variable pay are of greater importance to motivating key talent and increasing stockholder return than any package of non-cash perquisites. Since Mr. K.Y. Han and Mr. James Han spend a significant amount of time on ISSI business in both the U.S. and in Taiwan, they each receive a housing allowance, a car allowance and tax equalization payments to compensate them for the costs of maintaining dual residences. Other than such arrangements, there are no significant recurring perquisites granted to executive officers.

Performance Based Compensation and Financial Restatement

To date, we have not considered or implemented a policy regarding retroactive adjustments to any cash or equity based incentive compensation paid to our executives and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.

Change of Control Considerations

All of our executives are employed at will. Except for the severance program described below, none of our executives have employment agreements, severance payment arrangements or payment arrangements that would be triggered by a merger or other change of control of ISSI.

On February 6, 2009, the Board of Directors and the Compensation Committee approved a severance program for all ISSI employees. Prior to this action, none of ISSI’s executives or employees had any severance arrangements except as required by law in China, Taiwan and certain other non-U.S. countries. The severance program covers all of ISSI’s employees and provides for a severance amount to be paid in a lump sum in the event the employee is terminated without “cause” (as defined in the program) or resigns for “good reason” (as defined in the program) within one year following a “change of control” (as defined in the program) of ISSI (a “triggering event”). The severance amount is equal to one year of base salary and benefits for executive officers, six months of base salary and benefits for non-officer vice presidents and one month of salary plus two weeks of salary for each year of service and benefits for all other employees. The severance program also provides for full acceleration of an employee’s equity awards upon the occurrence of a triggering event as to such employee. In addition, immediately prior to a “change of control” (as defined in the program), each participant in the ISSI executive bonus program will receive a pro-rata bonus payment for the portion of the fiscal year ending on the date of the change of control in an amount determined by the Compensation Committee. Prior to the adoption of the severance program, a substantial number of ISSI’s employees were and will continue to be eligible to receive severance payments as required by statute in China, Taiwan and certain other non-U.S. countries and any payment to an employee under the severance program will be offset by the amount any such employee receives under a statutory severance program.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, the Compensation Committee considers the anticipated accounting and tax implications to ISSI and its executives. While the Compensation Committee considers the applicable accounting and tax treatment, these factors alone are not dispositive, and the Compensation Committee also consider the cash and non-cash impact of the programs and whether a program is consistent with ISSI’s overall compensation philosophy and objectives.

Section 162(m) imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of the next four most highly compensated executive officers, unless certain criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that grants of stock options under our 2007 Plan qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards. We do not believe that grants of RSUs under our 2007 Plan that vest solely based on the passage of time qualify as performance based for purposes of satisfying the conditions of Section 162(m). In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

ISSI records a charge to its income statement for the estimated value of stock-based awards.

Role of Executives in Executive Compensation Decisions

The Compensation Committee seeks input from our President and Chief Executive Officer and our Executive Chairman, when discussing the performance of, and compensation levels for executives other than such persons. None of our executives participate in deliberations relating to his own compensation. In particular, the Compensation Committee seeks input from our Chief Executive Officer and Executive Chairman in assessing the performance of individual executive officers, assessing competitive conditions in the market for retaining key employees and establishing ISSI’s business goals and financial objectives which are used by the Compensation Committee in setting compensation levels.

Reporof the Compensation Committee of the Board of Directors*

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of this proxy statement required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Compensation Committee of the Board of Directors

Keith McDonald

Stephen Pletcher

Bruce A. Wooley

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ISSI under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth all compensation received for services rendered to ISSI and ISSI’s subsidiaries in all capacities during the last three fiscal years by (i) our Executive Chairman of the Board of Directors, (ii) our President and Chief Executive Officer, (iii) our Vice President and Chief Financial Officer, and (iv) the two (2) other executive officers who were serving as executive officers as of the end of fiscal 2011 (such officers are hereinafter collectively referred to as the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
Jimmy S.M Lee	2011	190,385	—	227,100	176,985	—	—		—	594,470
Executive Chairman of the Board	2010	99,423	—	330,400	137,220	—	—		—	567,043
	2009	90,326	—	—	29,028	—	—		—	119,354

Scott D. Howarth	2011	313,558	—	744,360	212,382	178,304	—		—	1,448,604
President and Chief Executive Officer	2010	295,817	—	—	186,619	284,000	—		—	766,436
	2009	248,722	—	—	74,021	90,000	—		—	412,743

John M. Cobb	2011	251,039	—	391,105	123,890	127,360	—		—	893,394
Vice President and Chief Financial Officer	2010	244,870	—	—	109,776	142,000	—		—	496,646
	2009	201,938	—	—	43,542	52,500	—		—	297,980

Kong Yeu Han (4)	2011	259,686	—	391,105	141,588	140,096	—		27,384	959,859
Vice Chairman	2010	248,059	—	—	137,220	142,000	257,835	(6)	30,254	815,368
	2009	220,661	—	—	43,542	45,000	23,113	(5)	29,856	362,172

James Han (4)	2011	259,510	—	391,105	141,588	140,096	3,960	(5)	38,265	974,524
Executive Vice President General Manager, ISSI- Taiwan & SRAM/DRAM Business Division	2010	248,290	—	—	137,220	142,000	1,257	(5)	36,175	564,942
	2009	220,999	—	—	43,542	45,000	20,698	(5)	35,289	365,528

(1)	Represents the base salary earned by each executive in the corresponding fiscal year.
(2)

Includes bonuses earned for performance in the fiscal year noted even though such amounts are payable in subsequent years. Excludes bonuses paid in the fiscal year noted but earned in prior years. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion on how bonuses were determined.

(3)

Represents the aggregate grant date fair value of awards made in fiscal 2011 computed in accordance with ASC 718 Compensation—Stock Compensation. For information on the valuation assumptions made with respect to the foregoing option grants, please refer to the assumptions stated in Note 11 “Stock-Based Compensation” to Consolidated Financial Statements in ISSI’s audited financial statements for the fiscal year ended September 30, 2011, included in ISSI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2011. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)	All other compensation consists of allowances for the cost of maintaining dual residences.
(5)	Such amount is comprised of change in pension value.
(6)	Such amount is comprised of payment of pension benefits under ICSI pension plan in Taiwan. See “Pension Benefits for Fiscal Year 2011” on page 28 of this proxy statement.

Grants of Plan Based Awards in Fiscal Year 2011

The following table sets forth information concerning grants of plan based awards to each of the Named Executive Officers during the fiscal year ended September 30, 2011.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Market Price on Grant Date ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Jimmy S.M. Lee (3)		—	—	—	—	—	—	—	—
	11/29/10	—	—	—	—	50,000	7.57	7.57	176,985
	11/29/10	—	—	—	30,000	—	—	7.57	227,100

Scott Howarth (4)		—	280,000	336,000	—	—	—	—	—
	11/4/10	—	—	—	75,628	—	—	7.34	555,110
	11/29/10	—	—	—	—	60,000	7.57	7.57	212,382
	11/29/10	—	—	—	25,000	—	—	7.57	189,250

John M. Cobb (5)		—	200,000	240,000	—	—	—	—	—
	11/4/10	—	—	—	37,814	—	—	7.34	277,555
	11/29/10	—	—	—	—	35,000	7.57	7.57	123,890
	11/29/10	—	—	—	15,000	—	—	7.57	113,550

Kong Yeu Han (6)		—	220,000	264,000	—	—	—	—	—
	11/4/10	—	—	—	37,814	—	—	7.34	277,555
	11/29/10	—	—	—	—	40,000	7.57	7.57	141,588
	11/29/11	—	—	—	15,000	—	—	7.57	113,550

James Han (7)		—	220,000	264,000	—	—	—	—	—
	11/4/10	—	—	—	37,814	—	—	7.34	277,555
	11/29/10	—	—	—	—	40,000	7.57	7.57	141,588
	11/29/10	—	—	—	15,000	—	—	7.57	113,550

(1)	The exercise price of option awards was equal to the closing price of ISSI’s common stock on the date of grant.
(2)	The grant date fair value is generally the amount we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.
(3)

Mr. Lee did not participate in the executive bonus plan in fiscal 2011 due to his reduced time status. Mr. Lee received equity grants under the 2007 Plan. See the “Compensation Discussion and Analysis” section of this proxy statement for the terms of such award.

(4)

For fiscal 2011, under the executive bonus plan, Mr. Howarth’s performance based bonus target was $224,000 and he was also eligible for a discretionary bonus award of up to $56,000. The actual payment to Mr. Howarth pursuant to the executive bonus plan was a total of $178,304, consisting of $127,904 based on ISSI’s performance, which was equal to 57.1% of his performance based award target, and $50,400 of which was a discretionary award, which was equal to 90% of the maximum discretionary award. There was no minimum threshold award set forth in the executive bonus plan. The maximum award under the variable portion of the bonus program which was based on performance for fiscal 2011 was $280,000, or 125% of the target, and the maximum discretionary award for fiscal 2011 for Mr. Howarth was $56,000. Mr. Howarth also received grants under the 2007 Plan. See the “Compensation Discussion and Analysis” section of this proxy statement for the terms of such award.

(5)

For fiscal 2011, under the executive bonus plan, Mr. Cobb’s performance based bonus target was $160,000 and he was also eligible for a discretionary bonus award of up to $40,000. The actual payment to Mr. Cobb pursuant to the executive bonus plan was a total of $127,360, consisting of $91,360 based on ISSI’s performance, which was equal to 57.1% of his performance based award target and $36,000 of which was a discretionary award, which was equal to 90% of the maximum discretionary award. There is no minimum threshold award set forth in the executive bonus plan. The maximum award under the variable portion of the bonus program which was based on performance for fiscal 2011 was $200,000, or 125% of the target, and the maximum discretionary award for fiscal 2011 for Mr. Cobb was $40,000. Mr. Cobb also received grants under the 2007 Plan. See the “Compensation Discussion and Analysis” section of this proxy statement for the terms of such award.

(6)

For fiscal 2011, under the executive bonus plan, Mr. Han’s performance based bonus target was $176,000 and he was also eligible for a discretionary bonus award of up to $44,000. The actual payment to Mr. Han pursuant to the executive bonus plan was a total of $140,096, consisting of $100,496 based on ISSI’s performance, which was equal to 57.1% of his performance award target and $39,600 of which was a discretionary award, which was equal to 90% of the maximum discretionary award. There is no minimum threshold award set forth in the executive bonus plan. The maximum award under the variable portion of the bonus program which was based on performance for fiscal 2011 was $220,000, or 125% of the target, and the maximum discretionary award for fiscal 2011 for Mr. Han was $44,000. Mr. Han also received grants under the 2007 Plan. See the “Compensation Discussion and Analysis” section of this proxy statement for the terms of such award.

(7)

For fiscal 2011, under the executive bonus plan, Mr. Han’s performance based bonus target was $176,000 and he was also eligible for a discretionary bonus award of up to $44,000. The actual payment to Mr. Han pursuant to the executive bonus plan was a total of $140,096, consisting of $100,496 based on ISSI’s performance, which was equal to 57.1% of his performance award target and $39,600 of which was a discretionary award, which was equal to 90% of the maximum discretionary award. There is no minimum threshold award set forth in the executive bonus plan. The maximum award under the variable portion of the bonus program which was based on performance for fiscal 2011 was $220,000, or 125% of the target, and the maximum discretionary award for fiscal 2011 for Mr. Han was $44,000. Mr. Han also received grants under the 2007 Plan. See the “Compensation Discussion and Analysis” section of this proxy statement for the terms of such award.

Summary Compensation Table and Grants of Plan-Based Awards Table Discussion

Based on the data stated in the Summary Compensation Table, the level of salary, bonus and non-equity incentive plan compensation in proportion to total compensation ranged from approximately 32% to 42% for the named executive officers in fiscal 2011. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of overall compensation and now compensation is determined.

We do not have employment contracts with our named executive officers, nor do we have agreements to pay severance on involuntary termination or retirement except for our severance program as described under “Change of Control Considerations” on page 21 of this proxy statement.

For a discussion of the material terms of the awards listed in the Grants of Plan-Based Awards Table, see the discussion of the equity awards and incentive cash bonuses in the “Compensation Discussion and Analysis” section of this proxy statement.

We have not repriced any stock options or made any material modifications to any equity based awards held by our Named Executive Officers during fiscal 2011.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning outstanding equity awards held by each of the Named Executive Officers as of September 30, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares Or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Jimmy S.M Lee	8,750	—		12.08	10/02/11	—		—
	45,000	—		11.14	10/02/11	—		—
	50,000	—		3.12	1/30/13	—		—
	36,788	—		9.80	10/01/13	—		—
	90,000	—		7.45	11/10/14	—		—
	60,000	—		6.66	12/23/12	—		—
	68,542	1,458	(1)	6.56	12/06/14	—		—
	28,333	11,667	(4)	1.95	11/06/15	—		—
	34,375	40,625	(5)	4.34	11/12/16	—		—
	—	50,000	(6)	7.57	11/29/17	—		—
					9/23/17	20,000	(7)	156,200
					11/29/17	30,000	(9)	234,300

Total	421,788	103,750				50,000		390,500

Scott D. Howarth	100,000	—		6.33	2/21/13	—		—
	50,000	—		5.54	10/12/13	—		—
	48,958	1,042	(1)	6.56	12/06/14	—		—
	17,500	2,500	(2)	6.05	3/31/15	—		—
	72,250	29,750	(4)	1.95	11/06/15	—		—
	46,750	55,250	(5)	4.34	11/12/16	—		—
	—	60,000	(6)	7.57	11/29/17	—		—
					11/4/17	75,628	(8)	590,655
					11/29/17	25,000	(9)	195,250

Total	355,458	148,542				100,628		785,905

John M. Cobb	50,000	10,000	(3)	5.86	6/10/15	—		—
	42,500	17,500	(4)	1.95	11/06/15	—		—
	27,500	32,500	(5)	4.34	11/12/16	—		—
	—	35,000	(6)	7.57	11/29/17	—		—
					11/4/17	37,814	(8)	295,327
					11/29/17	15,000	(9)	117,150

Total	62,500	117,500				52,814		412,477

Kong Yeu Han	100,000	—		7.29	6/27/15	—		—
	20,000	—		6.66	12/23/12	—		—
	50,000	—		5.54	10/12/13	—		—
	48,958	1,042	(1)	6.56	12/06/14	—		—
	42,500	17,500	(4)	1.95	11/06/15	—		—
	34,375	40,625	(5)	4.34	11/12/16	—		—
	—	40,000	(6)	7.57	11/29/17	—		—
					11/4/17	37,814	(8)	295,327
					11/29/17	15,000	(9)	117,150

Total	295,833	99,167				52,814		412,477

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares Or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
James Han	100,000	—		7.29	6/27/15	—		—
	20,000	—		6.66	12/23/12	—		—
	50,000	—		5.54	10/12/13	—		—
	48,958	1,042	(1)	6.56	12/06/14	—		—
	42,500	17,500	(4)	1.95	11/06/15	—		—
	37,375	40,625	(5)	4.34	11/12/16	—		—
	—	40,000	(6)	7.57	11/29/17	—		—
					11/4/17	37,814	(8)	295,327
					11/29/17	15,000	(9)	117,150

Total	295,833	99,167				52,814		412,477

(1)	Options granted on December 6, 2007 are exercisable 12.5% beginning April 1, 2008 and then in 1/48 increments monthly.
(2)	Options granted on March 31, 2008 are exercisable 25% beginning March 31, 2009 and then in 1/48 increments monthly.
(3)	Options granted on June 10, 2008 are exercisable 25% beginning May 12, 2009 and then in 1/48 increments monthly.
(4)	Options granted on November 6, 2008 are exercisable 25% beginning November 6, 2009 and then in 1/48 increments monthly.
(5)	Options granted on November 12, 2009 are exercisable 25% beginning November 12, 2010 and then in 1/48 increments monthly.
(6)	Options granted on November 29, 2010 are exercisable 25% beginning November 29, 2011 and then in 1/48 increments monthly.
(7)	RSUs granted on September 23, 2010 vest 50% on September 23, 2011 and 50% on September 23, 2012.
(8)	RSUs granted on November 4, 2010 vest 50% on November 4, 2011 and 50% on November 4, 2012.
(9)	RSUs granted on November 29, 2010 vest 25% on each of November 29, 2011, 2012, 2013 and 2014.

Option Exercises and Stock Vested for Fiscal Year 2011

The following table sets forth the options exercised and the RSUs vested for each of our Named Executive Officers in fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jimmy S.M. Lee	13,212	12,577	20,000	156,600
Scott D. Howarth	—	—	—	—
John M. Cobb	—	—	—	—
Kong Yeu Han	—	—	—	—
James Han	—	—	—	—

Pension Benefits for Fiscal Year 2011

The following table sets forth the estimated present value of accumulated pension benefits for the listed officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Jimmy S.M. Lee	—	—	—	—
Scott D. Howarth	—	—	—	—
John M. Cobb	—	—	—	—
Kong Yeu Han	—	—	—	—
James Han	ICSI Pension Plan	7	150,587	—

(1)	The change in the present value of accumulated benefit is reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table.

In connection with our acquisition of ICSI during 2005, we assumed pension plans covering substantially all of ICSI’s Taiwan based employees. The pension plans are based on the Labor Standards Law, a defined benefit plan (the “Benefit Plan”) and the Labor Pension Act, a defined contribution plan. Under the Labor Standards Law of the R.O.C., the Benefit Plan provides for a lump sum payment upon retirement based on years of service and the employee’s compensation during the last six months of employment. In accordance with the Labor Standards Law, ICSI makes monthly contributions equal to 2% of its wages and salaries. The fund is administered by the Employees’ Retirement Fund Committee and is registered in this committee’s name.

The following table sets forth the non-qualified deferred compensation for each of our Named Executive Officers during fiscal year 2011.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	ISSI Contributions In Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Jimmy S.M. Lee	—	—	35,924	—	867,849
Scott D. Howarth	—	—	—	—	—
John M. Cobb	—	—	—	—	—
Kong Yeu Han	—	—	—	—	—
James Han	—	—	—	—	—

(1)	Earnings were based upon prime plus 1%. There were no preferential or above market earnings for this fiscal year.
(2)	These amounts were included in the Summary Compensation tables for prior fiscal years to the extent required by SEC rules.

Our non-qualified deferred compensation plan allows eligible employees, including executive officers, to defer up to 100% of their salary and 100% of their bonus. No employee contributions have been made to the plan since fiscal 1998. The participant may elect the distribution as a lump sum or annual installments over two, three or five years. Participants may make a hardship withdrawal under certain circumstances.

Equity Compensation Plan Information

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about our common stock that, as of September 30, 2011, may be issued upon the exercise of options and rights under the following existing equity compensation plans (which are all of our equity compensation plans as of September 30, 2011):

	Equity Compensation Plan Information		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan Category	Number of securities issuable upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)
Equity compensation plans approved by security holders	4,784,963	$5.52	3,609,041	(1)
Equity compensation plans not approved by security holders	447,829	$6.06	—

Total	5,232,792	$5.57	3,609,041

(1)

The number of shares includes 999,510 shares of common stock reserved for future issuance under the Company’s 1995 Employee Stock Purchase Plan. This plan was approved by stockholders effective February 1995 and was amended by the stockholders on February 6, 2002, on February 27, 2004, on February 4, 2005 and on February 6, 2009.

Equity Compensation Plan not Approved by Security Holders

At September 30, 2011, our 1996 Stock Option Plan had not been approved by our stockholders. On October 18, 1996, our Board of Directors approved the 1996 Stock Option Plan that provides for the grant of non-statutory stock options to non-executive employees and consultants. At September 30, 2011, no shares of our common stock remained available for future issuance under this plan and options to purchase 347,829 shares of our common stock were outstanding with a weighted average exercise price of $5.99 and grant prices ranging from $2.35 to $7.09. Generally, the stock options vest ratably over a four (4) year period. The options expire upon the earlier of seven (7) years from the date of grant (ten (10) years for grants prior to October 1, 2005) or thirty (30) days following termination of employment or consultancy, unless specified otherwise in the option agreement. In the event of certain changes in control of ISSI, the 1996 Stock Option Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation. However, if such successor refuses to assume the then outstanding options, the 1996 Stock Option Plan provides for the full acceleration of the exercisability of all outstanding options. Our 2007 Plan approved at our 2007 annual meeting of stockholders replaced our 1996 Stock Option Plan with respect to future option grants.

On February 21, 2006, we entered into a Stand-Alone Stock Option Agreement (the “Option”) with Scott Howarth, our Chief Financial Officer. The Option is a non-qualified stock option to purchase 100,000 shares of our common stock and has the following terms: (i) an exercise price equal to $6.33 per share which was the fair market value of our common stock on the grant date of February 21, 2006, (ii) a term of 7 years from the date of grant, and (iii) vesting as to 12.5% of the shares on the six (6) month anniversary of his employment start date, and as to 1/48th of the total shares each month thereafter until the option is fully vested. The Option was granted without stockholder approval pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).

PROPOSAL THREE

APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules (commonly referred to as a “Say-on-Pay”).

As described under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both ISSI’s performance and individual performance.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 16, which discusses how our executive compensation policies implement our compensation philosophy, and the “Compensation of Executive Officers” section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our Named Executive Officers, for additional details about our executive compensation programs, including information about fiscal 2011 compensation of our Named Executive Officers. The Compensation Committee and the ISSI Board of Directors believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our stockholders to indicate their support for our executive compensation disclosed pursuant to Item 402 of Regulation S-K and as described in this proxy statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.

The Say-on-Pay vote is advisory, and therefore not binding on ISSI, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the Votes Cast on this proposal at the Annual Meeting is required to approve the ISSI’s executive compensation program. Abstentions will have the same effect as a vote against this proposal.

ISSI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF ISSI’S EXECUTIVE COMPENSATION PROGRAM, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “COMPENSATION OF EXECUTIVE OFFICERS” SECTIONS OF THIS PROXY STATEMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) and related rules under the Exchange Act require our directors, executive officers and stockholders holding more than 10% of our common stock to file reports of holdings and transactions in ISSI stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of filings under Section 16(a) of the Exchange Act received by us during fiscal 2011, or written representations from certain reporting persons, we believe that during fiscal 2011, all Section 16 filing requirements were met.

CERTAIN TRANSACTIONS

We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other thing, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Pursuant to the charter of the Audit Committee of our Board of Directors, the Audit Committee reviews and approves all related party transactions as required by applicable laws and Nasdaq and SEC rules and regulations.

CODE OF BUSINESS CONDUCT AND ETHICS

In January 2004, we adopted a Code of Business Conduct and Ethics that applies to all directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The full text of the Code of Business Conduct and Ethics is published on our website at www.issi.com. We intend to disclose future amendments to certain provisions of the Code of Business Conduct and Ethics, or waivers of such provisions granted to executive officers, on our website within four business days following the date of such amendment or waiver.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board of Directors may recommend.

THE BOARD OF DIRECTORS

San Jose, California

January 6, 2012

Exhibit A

INTEGRATED SILICON SOLUTION, INC.

LIST OF PEER GROUP COMPANIES

FOR EXECUTIVE COMPENSATION PURPOSES

ANADIGICS, Inc.

Applied Micro Circuits Corporation

DSP Group, Inc.

Entropic Communications, Inc.

Exar Corporation

GSI Technology, Inc.

Ikanos Communications, Inc.

Lattice Semiconductor Corporation

Micrel, Inc.

Mindspeed Technologies, Inc.

Monolithic Power Systems, Inc.

Pericom Semiconductor Corporation

PLX Technology, Inc.

Power Integrations, Inc.

Sigma Designs, Inc.

Silicon Image, Inc.

Standard Microsystems Corporation

Volterra Semiconductor Corporation

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTEGRATED SILICON SOLUTION, INC.

INTERNET http://www.proxyvoting.com/issi

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

Please mark your votes as indicated in this example X

1. ELECTION OF DIRECTORS

Nominees:

01 Jimmy S.M. Lee

02 Scott D. Howarth

03 Kong Yeu Han

04 Paul Chien

05 Jonathan Khazam

06 Keith McDonald

07 Stephen Pletcher

08 Bruce Wooley

09 John Zimmerman

2. FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

Proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2012 fiscal year.

FOR AGAINST ABSTAIN

3. Proposal to approve an advisory (non-binding) vote concerning our executive compensation program.

FOR AGAINST ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

I plan to attend the meeting

YES NO

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date

You can now access your Integrated Silicon Solution, Inc. account online.

Access your Integrated Silicon Solution, Inc. account online via Investor ServiceDirect® (ISD).

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report on Form 10-K are available at: http://materials.proxyvote.com/45812P

FOLD AND DETACH HERE

PROXY

INTEGRATED SILICON SOLUTION, INC. Annual Meeting of Stockholders – February 3, 2012 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints SCOTT D. HOWARTH and JOHN M. COBB, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of Integrated Silicon Solution, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California, on February 3, 2012, at 3:30 p.m., local time, or any adjournment thereof. The proxies are being directed to vote as specified on the reverse or, if no specification is made, FOR the election of directors, FOR the appointment of Grant Thornton LLP as our independent registered public accounting firm, FOR the approval of our executive compensation program, and in accordance with their discretion on such other matters that may properly come before the meeting.

The directors recommend a FOR vote on each item.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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